Exhibit 10.3

Execution

PROMISSORY NOTE

$1,200,000.00	June 30, 2014

FOR VALUE RECEIVED, Payprotec Oregon, LLC d/b/a Securus Payments, an Oregon limited liability company with a principal office at 7724 SE Aspen Summit Drive, Suite 300, Portland, Oregon 97266 (the “Borrower”) hereby promises to pay to the order of BlueAcre Ventures LLC, a Delaware limited liability company (“Lender”), the principal sum of one million two hundred thousand dollars and 00/100 cents ($1,200,000.00) with interest thereon, to be computed from the date hereof, and which remains unpaid, in lawful money of the United States and immediately available funds. This Promissory Note (the “Note”) is issued pursuant to the terms and provisions of that certain Secured Residual Loan Agreement of even date herewith, by and between the Lender and Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Loan Agreement”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Agreement.

1.
The outstanding principal balance of this Note shall bear simple interest at a rate equal to fifteen percent (15%) per annum, calculated based on the beginning Principal Amount of the Note and not reduced for any principal repayment over the term.  As a result of the foregoing calculation of interest, the effective rate of interest on this Note is twenty-nine and 31/100 percent (29.31%).

2.	Interest on the outstanding principal balance of this Note shall be computed on the basis of a year of three hundred sixty-five (365) days.

3.
Beginning on the Effective Date and continuing on each Due Date up to and including the Maturity Date, the Borrower shall pay Lender, or cause to be paid to Lender from the Residuals pursuant to the Loan Agreement, the Monthly Payment to satisfy the payment of the Principal Amount and interest due hereunder.

4.	The outstanding principal balance hereof, together with all accrued interest and all additional Loan Obligations, if not paid sooner, shall be due and payable in full on the Maturity Date.

5.	All payments shall, at the option of Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

6.	Any portion of the Loan repaid may not be reborrowed.

7.
In addition to the rights and remedies set forth in the Loan Agreement, if an Event of Default occurs, then the unpaid principal balance of this Note, including any accrued interest, shall automatically bear interest at the applicable Default Rate.

8.
If the Borrower fails to make any payment hereunder or pursuant to the Loan Agreement, within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such unpaid amount.

9.
This Note is secured by, among other instruments, the Loan Agreement. In the event that any such security is found to be invalid for whatever reason, such invalidity shall constitute an Event of Default hereunder. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Agreement, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence with respect to this Note.

10.
Upon the occurrence at any time of an Event of Default, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder or under any other Loan Documents, including reasonable attorneys’ fees and costs, shall, at the option of Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the Loan Agreement or any of the Loan Documents.

11.
Upon the occurrence at any time of an Event of Default, Lender shall have the right to set off any and all amounts due hereunder by the Borrower to Lender against any indebtedness or obligation of Lender to the Borrower.

12.
The Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, attorneys’ fees paid or incurred by Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

13.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA AS IF WHOLLY PERFORMED IN THE STATE OF ARIZONA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. The parties hereby agree that any suit to enforce or interpret any provision of this Note or arising out of or based upon this Note or the business relationship between the parties hereto shall be brought in federal or state court in Scottsdale, Arizona.

14.	In the event of any conflict between this Note and the Loan Agreement, the Loan Agreement shall control.

PAYPROTEC OREGON, LLC D/B/A SECURUS PAYMENTS By: _______________________________ Name/Title: _________________________ E-mail: _____________________________